As filed with the Securities and Exchange Commission on November 24, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

vTv Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-3916571
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3980 Premier Drive, Suite 310

High Point, NC 27265

(336) 841-0300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Stephen L. Holcombe

President and Chief Executive Officer

Rudy C. Howard

Chief Financial Officer

vTv Therapeutics Inc.

3980 Premier Drive, Suite 310

High Point, NC 27265

(336) 841-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	5,331,306 (1)	$1.92 (2)	$10,236,108	$1,116.76

(1) Represents 425,725 shares of Class A Common Stock currently outstanding and 4,905,581 shares of Class A Common Stock that are issuable pursuant to a purchase agreement with the selling stockholder named herein.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(c), calculated on the basis of the average of the high and low prices per share of common stock reported on The Nasdaq Capital Market on November 23, 2020.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus  may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated [●], 2020

5,331,306 Shares of Class A Common Stock

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This prospectus relates to the resale or other disposition from time to time of up to 5,331,306 shares of our Class A common stock by Lincoln Park Capital Fund, LLC (the “selling stockholder” or “Lincoln Park”). The shares of our Class A common stock that may be offered by Lincoln Park are issuable pursuant to a Purchase Agreement that we entered into with Lincoln Park on November 24, 2020 (the “Purchase Agreement”) relating to the sale of up to $47,000,000 in shares of our Class A common stock. See the section of this prospectus entitled “The Lincoln Park Transaction” on page 2 of this prospectus for a description of the Purchase Agreement and the section entitled “Selling Stockholder” on page 14 of this prospectus for additional information about the selling stockholder.

The shares of Class A common stock described in this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholder in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See “Plan of Distribution.” We cannot predict when or in what amounts the selling stockholder may sell any of the shares offered by this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We are not selling any shares of our Class A common stock, and we will not receive any of the proceeds from any sale of shares by the selling stockholder. However, we may receive gross proceeds of up to $47,000,000 under the Purchase Agreement. The selling stockholder will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the Securities and Exchange Commission (the “SEC”). The registration of the shares of our Class A common stock does not necessarily mean that any of such shares will be issued by us or offered and sold by the selling stockholder.

You should read this prospectus, together with the documents we incorporate by reference, carefully before you invest in shares of our Class A common stock.

Our Class A common stock is listed on The Nasdaq Capital Market under the symbol “VTVT.” On November 23, 2020, the last reported sale price of our Class A common stock on The Nasdaq Capital Market was $1.92 per share.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company and/or a Smaller Reporting Company.”

________________________

Investing in our Class A common stock involves risks that are referenced under the caption “Risk Factors” on page 5 of this prospectus.  You should carefully review the risks and uncertainties described under the

The information in this prospectus is not complete and may be changed. The selling stockholder named in this prospectus  may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder named in this prospectus is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

heading “Risk Factors” contained in this prospectus and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

The Class A Common Stock HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

________________________

The date of this prospectus is November 24, 2020.

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ABOUT THIS PROSPECTUS

To understand the terms of the Class A common stock offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement.  You should also read the documents referred to under the heading “Where You Can Find More Information” for information on vTv Therapeutics Inc. and its financial statements.  Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement on Form S-1 that vTv Therapeutics Inc., a Delaware corporation, which is also referred to as “vTv Therapeutics,” “the Company,” “our company,” “we,” “us” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC.  Pursuant to this prospectus, the selling stockholder named herein may offer and sell, from time to time in one or more offerings, up to an aggregate of 5,331,306 shares of our Class A common stock, par value $0.01 per share, which we refer to in this prospectus as the “Class A common stock.”

This prospectus provides you with a general description of the Class A common stock the selling stockholder named herein may offer.  The selling stockholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms upon which the securities are being offered. A prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” below.

We may also add, update or change information contained in this prospectus by incorporating by reference information that we file or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. Please carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings “Incorporation by Reference” and “Where You Can Find More Information” before purchasing any shares.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any issuer free writing prospectus. “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not, and the selling stockholder has not, authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. The selling stockholder is not making an offer of these shares in any state or jurisdiction where the offer is not permitted. You should only assume that the information in this prospectus or in any prospectus supplement or issuer free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We have proprietary rights to or are exclusively licensed to use a number of registered and unregistered trademarks that we believe are important to our business. This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Certain information included in this prospectus or in other materials we have filed or will file with the SEC (as well as information included in oral statements or other written statements made or to be made by us) includes forward-looking statements that reflect our plans, estimates, assumptions and beliefs.  Our actual results could differ materially from those discussed in the forward-looking statements.  Factors that could cause or contribute to these differences include those discussed below and in our Annual Report on Form 10-K for the year ended December 31, 2019 under “Part I—Item 1A, Risk Factors,” and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies and operations, financing plans, potential growth opportunities, potential market opportunities, potential results of our drug development efforts or trials, and the effects of competition.  Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.  Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s plans, estimates, assumptions and beliefs only as of the date made.  Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision.

Overview

We are a clinical-stage pharmaceutical company focused on treating metabolic diseases to minimize their long-term complications through end-organ protection. We have an innovative pipeline of first-in-class small molecule clinical and pre-clinical drug candidates for the treatment of a wide range of metabolic diseases and their long-term complications. Our pipeline is led by our programs for the treatment of type 1 diabetes (TTP399) and for Alzheimer’s disease (“AD”) (azeliragon). We completed the Simplici-T1 Study, an adaptive Phase 1b/2 study supported by JDRF International (“JDRF”), to explore the effects of TTP399 in patients with type 1 diabetes at the beginning of 2020.  In February 2020, we reported positive results from the Phase 2 - Part 2 confirming phase of this study which achieved its primary objective by demonstrating statistically significant improvements in HbA1c (long-term blood sugar) for TTP399 compared to placebo. We are working on the design for pivotal and registration studies for TPP399, with input from the FDA.  In addition to the pivotal studies of TTP399, we plan to conduct a mechanistic study in a small number of patients with type 1 diabetes to determine the impact of TTP399 on ketone body formation during a period of acute insulin withdrawal.

Our second clinical drug candidate in Phase 2 development is azeliragon (TTP488), an orally administered, small molecule antagonist targeting the receptor for advanced glycation endproducts (“RAGE”). We concluded enrollment of patients in a Phase 2 study to evaluate azeliragon as a potential treatment of mild-AD in patients with type 2 diabetes (the “Elevage Study”) as of September 2020 and plan to report top-line results for approximately 38 patients, substantially all of the enrolled patients, in December 2020, earlier than previously expected.  The ongoing effects of the Coronavirus (“COVID-19”) pandemic/outbreak impacted the conduct and timing of the Elevage Study as some of the clinical trial sites at which the Elevage Study is taking place reduced, delayed or suspended activities as precautionary measures and, as a result, saw a decrease in participants seeking to join clinical trials, as more further described in the “Impact of COVID-19” section below.

Finally, we are planning a multiple ascending dose phase 1 study of HPP737, an orally administered phosphodiesterase type 4 (“PDE4”) inhibitor, to assess the pharmacokinetics, pharmacodynamics, safety and tolerability of HPP737 in healthy volunteers as part of our psoriasis program.  We expect to complete this study in the second quarter of 2021.

In addition to our internal development programs, we are furthering the clinical development of three other programs, a small molecule GLP-1r agonist, a PDE4 inhibitor, and a PPAR-delta agonist, through partnerships with pharmaceutical partners via licensing arrangements. In June 2020, Reneo Pharmaceuticals (“Reneo”) announced positive preliminary results from a recently completed phase 1 clinical study of REN001, a PPAR-delta agonist vTv licensed to Reneo under a license agreement, for primary mitochondrial myopathies (“PMM”) and the receipt of Orphan Drug Designation from the FDA for REN001 for the treatment of PMM. Reneo is planning to begin an international phase 2 study in PMM in the first quarter of 2021.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus.  For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Corporate Information

We were incorporated in Delaware under the name vTv Therapeutics Inc. in April 2015.  Our principal executive office is located at 3980 Premier Drive, Suite 310, High Point, NC 27265, Telephone (336) 841-0300.  Our website address is www.vtvtherapeutics.com.  The information contained in, and that can be accessed through, our website is not incorporated into and does not form a part of this prospectus.

The Lincoln Park Transaction

On November 24, 2020, we and Lincoln Park entered into the Purchase Agreement. Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to in the aggregate $47,000,000 worth of shares of Class A common stock. Sales of Class A common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the date that a registration statement covering the resale of shares of Class A common stock that have been or may be issued under the Purchase Agreement, which the Company agreed to file with the SEC pursuant to the registration rights agreement (the “Registration Rights Agreement”) we entered into with Lincoln Park on November 24, 2020 in connection with the Purchase Agreement, is declared effective by the SEC and a final prospectus in connection therewith is filed and the other conditions set forth in the Purchase Agreement are satisfied (such date on which all of such conditions are satisfied, the “Commencement Date”).

On the Commencement Date, under the Purchase Agreement, Lincoln Park will purchase shares of Class A common stock at a price approximating the then current market price in an aggregate amount of $2,000,000.

Following the Commencement Date, under the Purchase Agreement, on any business day selected by the Company, the Company may direct Lincoln Park to purchase up to 250,000 shares of Class A common stock on such business day so long as the closing price of the Class A common stock is not below $0.25 on such purchase date (each, a “Regular Purchase”), provided, however, that (i) the share limit for a Regular Purchase may be increased to up to 275,000 shares, provided that the closing sale price of the Class A common stock is not below $4.00 on the purchase date; and (ii) the share limit for a Regular Purchase may be increased to up to 300,000 shares, provided that the closing sale price of the Class A common stock is not below $5.00 on the purchase date. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $2,000,000. The purchase price per share for each such Regular Purchase will be based off of prevailing market prices of Class A common stock immediately preceding the time of sale. In addition to Regular Purchases, the Company may direct Lincoln Park to purchase other amounts as accelerated purchases or as additional accelerated purchases if the closing sale price of the Class A common stock exceeds certain threshold prices as set forth in the Purchase Agreement. In all instances, the Company may not sell shares of its Class A common stock to Lincoln Park under the Purchase Agreement if it would result in Lincoln Park beneficially owning more than 9.99% of the outstanding shares of Class A common stock.

We agreed with Lincoln Park that we will not enter into any “equity line” or similar transactions with any third party, subject to certain exceptions as set forth in the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty.

Actual sales of shares of Class A common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Class A common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We expect that any net proceeds received by the Company from such sales to Lincoln Park will be used for research and development, working capital, repayment of indebtedness, and general corporate purposes.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Lincoln Park has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s Class A common stock. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement, and the Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

Our Risks

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks summarized in the “Risk Factors” section of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Implications of being an Emerging Growth Company and/or a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or “JOBS Act.” As long as we continue to be an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, among other things:

•	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting;
•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;
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exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board (the “PCAOB”), requiring mandatory audit firm rotation or a supplement to our auditor’s report in which the auditor would be required to provide additional information about the audit and our financial statements;

•	an exemption from the requirement to seek non-binding advisory votes on executive compensation and golden parachute arrangements; and
•	reduced disclosure about executive compensation arrangements.

We will no longer qualify as an “emerging growth company” on the last day of fiscal 2020.  However, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will continue to qualify as a smaller reporting company as long as 1) our public float is less than $250 million, or 2) we have less than $100 million in annual revenues and public float of less than $700 million.  We may choose to take advantage of some, but not all, of these reduced burdens. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

In addition, we are a “controlled company” within the meaning of the NASDAQ corporate governance standards because more than 50% of our voting common stock is indirectly owned by MacAndrews & Forbes Incorporated. For further information on the implications of this distinction, see “Risk Factors—Risks Related to our Common Stock—We are exempt from certain corporate governance requirements since we are a “controlled company” within the meaning of the NASDAQ rules, and as a result our stockholders will not have the protections afforded by these corporate governance requirements” in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated herein by reference.

THE OFFERING

Class A common stock offered by the Selling Stockholder

5,331,306 shares of Class A common stock consisting of:

425,725 issued to Lincoln Park upon the execution of the Purchase Agreement; and

4,905,581 shares of Class A common stock we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, subject to the Exchange Cap and Beneficial Ownership Cap, as defined below under “Lincoln Park Transaction”.

Class A common stock to be outstanding following this offering	Up to 56,117,436 shares of Class A common stock, assuming the issuance and sale of 5,331,306 shares of Class A common stock in this offering.
Use of proceeds

We will receive no proceeds from the sale of shares of Class A common stock by Lincoln Park in this offering. We may receive up to $47,000,000 in aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses, general and administrative expenses, and other expenses associated with the development of our drug candidates. We may also use a portion of the net proceeds from this offering to service the outstanding debt obligations pursuant to our Loan and Security Agreement with Horizon Technology Finance Corporation and Silicon Valley Bank dated October 28, 2016 (as amended, the “Loan Agreement”). See “Use of Proceeds” on page 8 of this prospectus.

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
Nasdaq Capital Market symbol	“VTVT.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and discussed under the section captioned “Risk Factors” contained in our 2019 Annual Report, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, which are incorporated by reference in this prospectus, and all other information contained in this prospectus and incorporated by reference in this prospectus, and in any prospectus supplement, before purchasing shares of our Class A common stock. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below or in our SEC filings occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Class A common stock could decline, and you may lose some or all of your investment.

The widespread outbreak of an illness or any other communicable disease, or any other public health crisis, could adversely affect our business, results of operations and financial condition.

We could be negatively affected by the widespread outbreak of an illness or any other communicable disease, or any other public health crisis that results in economic and trade disruptions, including the disruption of global supply chains. In March 2020, the World Health Organization declared COVID-19 a pandemic. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains, and created significant volatility and disruption of financial markets.  Due to the spread of COVID-19, many countries around the world and jurisdictions in the United States have imposed quarantines and restrictions on travel and mass gatherings to slow the spread of the virus.  Further, “non-essential” businesses have been required to close operations or shift to a remote working environment.

Due to the various restrictions put into effect by governments around the world, including the United States and Canada, health professionals may reduce staffing and reduce or postpone meetings with clients in response to the spread of an infectious disease. Such events may result in a period of business disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations.

Quarantines, stay-at-home orders and other limitations can disrupt our research and administrative functions, regardless of whether we are actually forced to close our own facilities.   Similar disruptions may also affect other organizations and persons that we collaborate with or whose services we are dependent on.  The need for our employees and business partners to work remotely also creates greater potential for risks related to cybersecurity, confidentiality and data privacy.

With respect to the COVID-19 outbreak specifically, such outbreak could also potentially affect the operations of the FDA, EMA or other health authorities, which could result in delays in meetings related to planned clinical trials.  Further, it may also slow potential enrollment of our ongoing clinical trials. The COVID-19 outbreak and mitigation measures also have had, and may continue to have, an adverse impact on global economic conditions which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.

Although, as of the date of this prospectus supplement, we do not expect any material impact on our long-term activity, the extent to which the COVID-19 outbreak impacts our business and operations will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.  As a result, there can be no assurance as to the manner and extent to which the COVID-19 outbreak (or other large-scale disruption) could impact our operations, results and financial condition.

The recent outbreak of COVID-19 may materially and adversely affect our clinical trials, the operations of our licensees and our financial results.

The extent to which COVID-19 may impact our clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, the severity of COVID-19, or the effectiveness of actions to contain and treat for COVID-19. The continued spread of COVID-19 globally could adversely impact our clinical trial operations in the United States and Canada, including our ability to retain patients in our ongoing Elevage trial.  COVID-19 may also affect the employees and operations of third-party contract research organizations located in affected geographies that we rely upon to carry out such enrollments and trials.  Further, it may delay the initiation of any additional clinical trials we are planning for which we require additional approval or are seeking guidance from the FDA or other regulatory agencies.  The negative impacts of COVID-19 in these instances may result in delays to our operational plans, increases in our operating expenses, and may have a material adverse effect on our financial results.

Additionally, COVID-19 may hinder the ability of our license partners to continue the development of our licensed product candidates.  This may result in the delay or the inability of the partners to execute on their development plans which, in turn, may cause delays in or the inability to achieve the clinical, regulatory and sales milestones which trigger payments to us under the terms of our license agreements.  This may have a material adverse effect on our financial results and operations as the related milestone payments may not be received at the expected time, if at all.

Risks Related to This Offering

The sale or issuance of our Class A common stock to Lincoln Park may cause dilution and the sale of the shares of Class A common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our Class A common stock to fall.

On November 24, 2020, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $47,000,000 of shares of our Class A common stock. The 5,331,306 shares of our Class A common stock being registered for resale hereunder that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our Class A common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Class A common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of our Class A common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our Class A common stock that may be available for us to sell pursuant to the Purchase Agreement. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our Class A common stock.

Additionally, the sale of a substantial number of shares of our Class A common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion.

We may not be able to access the full amounts available under the Lincoln Park Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

We intend to rely on the Purchase Agreement that we entered into with Lincoln Park on November 24, 2020 for our near-term capital needs. We may direct Lincoln Park to purchase up to $47.0 million of shares of our common stock over a 36-month period, commencing upon the satisfaction of certain conditions, including that the registration statement is declared effective by the SEC. Thereafter, on any trading day selected by us, we may sell shares of common stock to Lincoln Park in an amount of up to 250,000 shares per sale up to the aggregate commitment of $47.0 million. If the market price of our common stock is not below $4.00 per share on the purchase date, then the purchase amount may be increased to 275,000 shares. If the market price is not below $5.00 per share on the purchase date, then the purchase amount may be increased to 300,000 shares. Although there are no upper limits on the per share price Lincoln Park may pay to purchase our common stock, we may not sell more than $2.0 million in shares of Class A common stock to Lincoln Park per any individual Regular Purchase. The purchase price of Regular Purchases will be based on the prevailing market prices of shares of our Class A common stock, which will be equal to the lower of: (i) the lowest sale price on the applicable purchase date and (ii) the arithmetic average of the three lowest closing sale prices for the Company’s Class A common stock during the ten consecutive business days ending on the business day immediately preceding such purchase date (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse split or other similar transaction that occurs on or after the date of the Purchase Agreement).

In addition to Regular Purchases, we may in our sole discretion direct Lincoln Park on each purchase date to make accelerated purchases on the following business day up to the lesser of (i) three times the number of shares directed to be purchased pursuant to such Regular Purchase or (ii) 30% of the trading volume on the accelerated purchase date at a purchase price equal to the lesser of (i) the closing sale price on the accelerated purchase date and (ii) 97% of the accelerated purchase date’s volume weighted average price (such purchases, Accelerated Purchases).

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $47.0 million over the term of the Purchase Agreement. For example, under the rules of the Nasdaq Capital Market, in no event may we issue more than 19.99% of our shares outstanding (which is 14,768,682 shares based on 73,880,351 shares outstanding prior to the signing of the Purchase Agreement) under the Purchase Agreement unless we obtain stockholder approval to issue more than 19.99%. This limitation will not apply if, at any time the Exchange Cap is reached and at all times thereafter, the average price paid for all shares issued and sold under the Purchase Agreement is equal to or greater than $1.9399, which was the Nasdaq Official Closing Price of our Class A common stock on November 23, 2020, including an increment for the commitment shares we issued to Lincoln Park. We are not required or permitted to issue any shares of Class A common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of the Nasdaq Capital Market. In addition, Lincoln Park will not be required to purchase any shares of our Class A common stock if such sale would result in Lincoln Park’s beneficial ownership exceeding 9.99% of the then outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Our management might apply the net proceeds from this offering in ways with which you do not agree and in ways that may impair the value of your investment.

We currently intend to use the net proceeds from this offering for general corporate purposes. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it could compromise our ability to pursue our growth strategy and adversely affect the market price of our Class A common stock.

USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of Class A common stock by the selling stockholder in this offering. However, we may receive gross proceeds of up to $47,000,000 under the Purchase Agreement, including the sale of up to 4,905,581 shares of Class A common stock issuable pursuant to the Purchase Agreement, which are being registered hereunder for resale by the selling stockholder.

These proceeds received from our sale of Class A common stock to the selling stockholder under the Purchase Agreement will be used for general corporate purposes, including manufacturing expenses, clinical trial expenses, research and development expenses, general and administrative expenses, and other expenses associated with the development of our drug candidates. We may also use a portion of the net proceeds received from our sale of Class A common stock to the selling stockholder under the Purchase Agreement to service the outstanding debt obligations pursuant to the Loan Agreement. As of September 30, 2020, we had an outstanding balance of $1.3 million under the Loan Agreement. Each loan tranche bears interest at a floating rate equal to 10.5% plus the amount by which the one-month LIBOR exceeds 0.5%. The second tranche is scheduled to mature on January 1, 2021. We do not intend to use the proceeds received from our sale of Class A common stock to the selling stockholder under the Purchase Agreement for any optional prepayment of any of our indebtedness.

DILUTION

The sale of our Class A common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to Lincoln Park, the more shares of our Class A common stock we will have to issue to Lincoln Park pursuant to the Purchase Agreement and our existing stockholders would experience greater dilution.

The net tangible book deficit of our common stock as of September 30, 2020 was approximately $(5.8) million, or approximately $(0.08) per share of common stock based upon a total of 72,246,815 shares outstanding as of September 30, 2020, reflective of the combined outstanding 49,152,594 shares of Class A common stock and 23,094,221 shares of Class B common stock. Net tangible book deficit per share is equal to our total tangible assets, less our total liabilities, exclusive of the redeemable noncontrolling interest, divided by the total number of shares outstanding.  Dilution with respect to net tangible book value per share represents the difference between the amount per share paid by Lincoln Park in this offering and the net tangible book value per share of our Class A common stock immediately after this offering.

After giving effect to the sale of 4,905,581 shares of our Class A common stock to Lincoln Park pursuant to the Purchase Agreement at an assumed average sale price of $1.92 per share of our Class A common stock, the last reported sale price of our Class A common stock on the Exchange on November 23, 2020, and after deducting estimated offering expenses payable by us, our as-adjusted net tangible book value as of September 30, 2020 would have been approximately $3.5 million, or $0.05 per share. This represents an immediate increase in net tangible book value of $0.13 per share to existing stockholders and dilution of $1.87 per share of as-adjusted net tangible book value to new investors based on the assumed average sales price of $1.92 per share of Class A common stock.

To the extent that stock options or warrants outstanding as of September 30, 2020 have been or may be exercised or other shares are issued, investors purchasing our Class A common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

THE LINCOLN PARK TRANSACTION

General

On November 24, 2020, we and Lincoln Park entered into the Purchase Agreement. Under the terms and subject to the conditions of the Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to in the aggregate $47,000,000 worth of shares of Class A common stock. Sales of Class A common stock by the Company, if any, will be subject to certain limitations, and may occur from time to time, at the Company’s sole discretion, over the 36-month period commencing on the Commencement Date. Also, in in connection with the Purchase Agreement, we entered into the Registration Rights Agreement with Lincoln Park, pursuant to which we agreed, inter alia, to register shares of Class A common stock that have been or may be issued under the Purchase Agreement under the registration statement of which this prospectus is a part.

Following the execution of the Purchase Agreement, we issued 425,725 shares of Class A common stock to Lincoln Park as consideration for its commitment to purchase shares of our Class A common stock under the Purchase Agreement, which we refer to in this prospectus as the “Commitment Shares.” We do not have the right to commence any sales of our Class A common stock to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement have been satisfied, including that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission.

Actual sales of shares of Class A common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Class A common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. We expect that any net proceeds received by the Company from such sales to Lincoln Park will be used for research and development, working capital, the repayment of indebtedness, and general corporate purposes.

Under applicable rules of the Nasdaq Capital Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our Class A common stock in excess of 14,768,682 shares (inclusive of any shares which may be aggregated with sales under the Purchase Agreement pursuant to the rules of the Nasdaq Capital Market), which represents 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (the “ Exchange Cap”), unless (i) we obtain stockholder approval to issue shares of our Class A common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our Class A common stock to Lincoln Park under the Purchase Agreement equals or exceeds the lower of (x) the Nasdaq official closing price immediately preceding the execution of the Purchase Agreement or (y) the arithmetic average of the five Nasdaq official closing prices for our Class A common stock immediately preceding the execution of the Purchase Agreement, plus an incremental amount such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of Class A common stock if those shares, when aggregated with all other shares of our Class A common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and Rule 13d-3 thereunder, which limitation we refer to as the “Beneficial Ownership Cap”.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement, and the Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

Purchase of Shares under the Purchase Agreement

On the Commencement Date, under the Purchase Agreement, Lincoln Park will purchase shares of Class A common stock at a price approximating the then current market price in an aggregate amount of $2,000,000.

Following the Commencement Date, under the Purchase Agreement, on any business day selected by the Company, the Company may direct Lincoln Park to purchase a Regular Purchase, provided, however, that (i) the Regular Purchase may be increased to up to 275,000 shares, provided that the closing sale price of the Class A common stock is not below $4.00 on the purchase date; and (ii) the Regular Purchase may be increased to up to 300,000 shares, provided that the closing sale price of the Class A common stock is not below $5.00 on the purchase date, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction. In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $2,000,000. The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our Class A common stock on the purchase date of such shares; or
•

the arithmetic average of the three lowest closing sale prices for our Class A common stock during the ten consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice and the closing price of our Class A common stock is not below $0.25 per share (to be appropriately adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), to purchase an additional amount of our Class A common stock (such purchase, an Accelerated Purchase), not to exceed the lesser of:

•	30% of the aggregate shares of our Class A common stock traded during normal trading hours on the purchase date; and
•	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•	97% of the volume weighted average price on the purchase date; and
•	the closing sale price of our Class A common stock on the purchase date.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Class A common stock to Lincoln Park.

Events of Default

Events of default under the Purchase Agreement include the following:

•

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our Class A common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•

the suspension of our Class A common stock from trading on The Nasdaq Capital Market for a period of one (1) business day, provided that we may not direct Lincoln Park to purchase any shares of our Class A common stock during any such suspension;

•

the delisting of our Class A common stock from The Nasdaq Capital Market, provided, however, that our Class A common stock is not immediately thereafter trading on the New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or the OTCQB or OTCQX operated by the OTC Markets Group, Inc. (or nationally recognized successor to any of the foregoing);

•

If at any time after the Commencement Date, the Exchange Cap is applicable and the Company has issued more than 19.99% of our Class A common stock under the Purchase Agreement unless and until stockholder approval is obtained pursuant to the Purchase Agreement. The Exchange Cap shall be deemed to be exceeded at such time if, upon submission of a purchase notice under the Purchase Agreement, the issuance of such shares of our Class A common stock would exceed that number of shares of Class A common stock which we may issue under the Purchase Agreement without breaching our obligations under the rules or regulations of The Nasdaq Capital Market;

•	the transfer agent’s failure for two business days to issue to Lincoln Park shares of our Class A common stock which Lincoln Park is entitled to receive under the Purchase Agreement;

•

any breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreement which has or which could have a material adverse effect on us subject to a cure period of five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or
•	if at any time we are not eligible to transfer our Class A common stock electronically.
•

In addition to any other rights and remedies under applicable law and the Purchase Agreement, so long as an Event of Default has occurred and is continuing, or if any event which, after notice and/or lapse of time, would become an Event of Default, has occurred and is continuing, the Company shall not deliver to the Investor any Regular Purchase Notice or Accelerated Purchase Notice.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Class A common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Similar Financings

Subject to specified exceptions included in the Purchase Agreement, we are limited in our ability to enter into any new “equity line” or similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our Class A common stock at the time of such purchase.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 5,331,306 shares registered in this offering which may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months from November of 2020. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our Class A common stock to decline and to be highly volatile. Sales of our Class A common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our Class A common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Class A common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $47,000,000 of our Class A common stock. The Purchase Agreement prohibits us from issuing or selling to Lincoln Park (i) shares of our Class A common stock in excess of the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our Class A common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our Class A common stock to Lincoln Park under the Purchase Agreement equals or exceeds the lower of (i) the Nasdaq official closing price immediately preceding the execution of the Purchase Agreement or (ii) the arithmetic average of the five Nasdaq official closing prices for our Class A common stock immediately preceding the execution of the Purchase Agreement, plus an incremental amount such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable Nasdaq rules. Depending on the price per share at which we sell our Class A common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our Class A common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $47,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our Class A common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Gross Proceeds from the Sale of Shares to Lincoln Park Under the $47 Million Purchase Agreement
$1.00	4,905,581	6.2%	4,905,581
$1.92 (3)	4,905,581	6.2%	9,418,716
$2.00	4,905,581	6.2%	9,811,162
$3.00	4,905,581	6.2%	14,716,743
$4.00	4,905,581	6.2%	19,622,324

(1)

Includes the total number of shares of our common stock that we would have sold under the Purchase Agreement (excluding the 425,725 Commitment Shares) at the corresponding assumed average purchase price set forth in the adjacent column, up to the aggregate purchase price of $47,000,000, if available, while giving effect to the Exchange Cap and without regard for the Beneficial Ownership Cap.

(2)

The denominator is based on 73,880,351 shares outstanding as of November 24, 2020, adjusted to include the issuance of (i) 425,725 Commitment Shares issued to Lincoln Park upon the execution of the Purchase Agreement and (ii) the number of shares set forth in the adjacent column that we would have sold to Lincoln Park, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)	The closing sale price of our common stock on November 23, 2020.

SELLING STOCKHOLDER

The shares of Class A common stock being offered by the selling stockholder are those which may be issued to such selling stockholder pursuant to the Purchase Agreement. We are registering these shares of Class A common stock in order to permit the selling stockholder, to offer the shares for resale from time to time. Should we direct the selling stockholder to purchase shares of our Class A common stock, it may resell such shares pursuant to the shares being registered hereunder pursuant to the Purchase Agreement.

We do not know how long the selling stockholder will hold the shares before selling them or how many shares the selling stockholder will sell and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock registered under the registration statement of which this prospectus is a part.

The following table sets forth the maximum number of shares of our Class A common stock to be sold by the selling stockholder. The table also sets forth the name of the selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our Class A common stock to be owned by such selling stockholder after completion of the offering.

We prepared the table based on information provided to us by the selling stockholder. We have not sought to verify such information. Additionally, the selling stockholder may have sold or transferred some or all of its shares of our Class A common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholder may also change over time.

Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering(1)(2)		Shares of Class A Common Stock Being Offered Hereby(4)	Shares of Common Stock Beneficially Owned after Completion of the Offering(5)
Name of Selling Shareholder	Number	Percent(3)	Number	Number	Percent(3)
Lincoln Park Capital Fund, LLC	0	0	5,331,306	0	0%

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of the selling stockholder, securities that are currently exercisable into shares of our Class A common stock, or exercisable into shares of our Class A common stock within 60 days of the date hereof are deemed outstanding.

(2) Ownership prior to the offering excludes the 5,331,306 shares of Class A common stock which may be issued to the selling stock under the Purchase Agreement and are registered hereunder.

(3) Calculated based on 50,786,130 shares of our Class A common stock outstanding on November 24, 2020.

(4) Although the Purchase Agreement provides that we may sell up to $47,000,000 of our Class A common stock to the selling stockholder, only 5,331,306 shares of our Class A common stock are being offered under this prospectus. Depending on the price per share at which we sell our Class A common stock to the selling stockholder pursuant to the Purchase Agreement, we may need to sell to the selling stockholder under the Purchase Agreement more shares of our Class A common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $47,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by the selling stockholder is dependent upon the number of shares we sell to the selling stockholder under the Purchase Agreement.

(5) Calculated by dividing (i) the total number of shares beneficially owned by the selling stockholder on November 24, 2020, assuming all shares of Class A common stock registered hereunder have been resold by the selling stockholder, by (ii) the number of shares of our Class A common stock outstanding as of November 24, 2020, as adjusted to include the 5,331,306 shares which may be issued to the selling stockholder hereunder in connection with the Purchase Agreement that are registered hereunder.

DESCRIPTION OF THE CAPITAL STOCK

Capital Stock

Our authorized capital stock consists of 100,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.  As of November 24, 2020, we have approximately 50,786,130 shares of our Class A common stock outstanding, 23,094,221 shares of our Class B common stock outstanding and no shares of preferred stock outstanding. As of November 24, 2020, there were approximately 22 holders of record of our Class A common stock and 7 holders of record of our Class B common stock. Because almost all of the shares of our Class A common stock are held by brokers, nominees and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

Common Stock

Voting.  Holders of our Class A common stock and Class B common stock are entitled to one vote for each share held on all matters submitted to stockholders for their vote or approval.  The holders of our Class A common stock and Class B common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except with respect to the amendment of certain provisions of our amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class B common stock so as to affect them adversely, which amendments must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class, or as otherwise required by applicable law.

As of September 30, 2020, subsidiaries and affiliates of MacAndrews & Forbes Incorporated (collectively “MacAndrews”) held 23,084,267 shares of our Class B common stock and 34,731,212 shares of our Class A common stock and therefore control approximately 80.0% of the combined voting power of our outstanding common stock. As a result, MacAndrews is able to control our business policies and affairs and any action requiring the general approval of our stockholders, including the adoption of amendments to our certificate of incorporation and bylaws, the approval of mergers or sales of substantially all of our assets and the removal of members of our Board of Directors with or without cause.  MacAndrews also has the power to nominate a majority of the members to our Board of Directors under our investor rights agreement.  The concentration of ownership and voting power of MacAndrews may also delay, defer or even prevent an acquisition by a third party or other change of control of our company and may make some transactions more difficult or impossible without the support of MacAndrews, even if such events are in the best interests of minority stockholders.

Dividends.  The holders of Class A common stock are entitled to receive dividends when, as, and if declared by our Board of Directors out of legally available funds.  The holders of our Class B common stock do not have any right to receive dividends other than dividends consisting of shares of our Class B common stock paid proportionally with respect to each outstanding share of our Class B common stock.

Liquidation or Dissolution.  Upon our liquidation or dissolution, the holders of our Class A common stock are entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  Other than their par value, the holders of our Class B common stock do not have any right to receive a distribution upon a liquidation or dissolution of our company.

Transferability and Exchange.  Subject to the terms of an exchange agreement and the operating agreement of  vTv Therapeutics LLC (“vTv LLC”), our principal operating subsidiary, units of vTv LLC (along with a corresponding number of shares of our Class B common stock) are exchangeable for (i) shares of our Class A common stock or (ii) cash (based on the market price of the shares of Class A common stock), at our option (as the managing member of vTv LLC).  Any decision to require an exchange for cash rather than shares of Class A common stock will ultimately be determined by our entire Board of Directors.  Each such exchange will be on a one-for-one equivalent basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.  Shares of Class B common stock may not be transferred except in connection with an exchange or transfer of units of vTv LLC.

Upon exchange, each share of our Class B common stock will be cancelled.

Preferred Stock

We have been authorized to issue up to 50,000,000 shares of preferred stock.  Our board of directors has authorized, subject to limitations prescribed by Delaware law and our amended and restated certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares.  Our Board of Directors has also been authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our Class A common stock and Class B common stock, which could have an adverse impact on the market price of our Class A common stock.  We have no current plan to issue any shares of preferred stock.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will not apply to MacAndrews, any of our non-employee directors who are employees, affiliates or consultants of MacAndrews or its affiliates (other than us or our subsidiaries) or any of their respective affiliates in a manner that would prohibit them from investing in competing businesses or doing business with our clients or customers.  See “Risk Factors—Risks Related to our Common Stock—MacAndrews has substantial influence over our business, and their interests may differ from our interests or those of our other stockholders” in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated herein by reference.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by our Board of Directors.

These provisions include:

Action by Written Consent; Special Meetings of Stockholders.  Our amended and restated certificate of incorporation provides that, following the date on which MacAndrews ceases to beneficially own more than 50% of our common stock (the “Triggering Event”), stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.  Our amended and restated certificate of incorporation and bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman or vice-chairman of the board, the chief executive officer, or pursuant to a resolution adopted by a majority of the Board of Directors or, until the Triggering Event, at the request of holders of 50% or more of our outstanding shares of common stock.  Except as described above, stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting.

Advance Notice Procedures.  Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors.  Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.  Although the bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Vacancies and Newly-Created Directorships on the Board of Directors.  Our bylaws provide that the Board of Directors can fill vacancies on the Board of Directors.  In addition, the Board of Directors will be permitted to increase the number of directors and fill the vacant positions.  These provisions could make it more difficult for shareholders to affect the composition of our Board of Directors.

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval.  These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders.  We have elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an antitakeover law.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.  Accordingly, we will not be subject to any anti-takeover effects of Section 203.  Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that MacAndrews and its various affiliates, successors and transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Choice of Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery in the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers or other employees, (iii) any action asserting a claim arising under the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated by-laws or (iv) any action asserting a claim that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable.  We may consent in writing to alternative forums.  Stockholders will be deemed to have consented to the personal jurisdiction of the state and federal courts located within the State of Delaware and having service of process made on such stockholder’s counsel as agent for such stockholder.

Directors’ Liability; Indemnification of Directors and Officers

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Securities Exchange

Our shares of Class A common stock are listed on The NASDAQ Capital Market under the symbol “VTVT”.

PLAN OF DISTRIBUTION

The Class A common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The Class A common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Class A common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the Class A common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the Class A common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of Class A common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Class A common stock or any hedging transaction, which establishes a net short position with respect to our Class A common stock.

Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.

Our Class A common stock is quoted on The NASDAQ Capital Market under the symbol “VTVT”.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of vTv Therapeutics Inc. appearing in vTv Therapeutics Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon(which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Class A common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our Class A common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any agreement, contract or other document referred to are not necessarily complete; reference is made in each instance to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified by reference to the exhibit. You can read the registration statement at the SEC’s website at www.sec.gov.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings at the SEC’s website referred to above. We also maintain a website at www.vtvtherapeutics.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information.  The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020;
•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 7, 2020; Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 3, 2020; and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed with the SEC on November 5, 2020;

•

our Current Reports on Form 8-K filed with the SEC on January 7, 2020, January 28, 2020, February 25, 2020, April 7, 2020, April 24, 2020, May 12, 2020, June 15, 2020, June 26, 2020, September 1, 2020, October 2, 2020, October 26, 2020 (Item 8.01 only), November 17, 2020, November 24, 2020, and

•

the description of our Class A common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Exchange Act with the SEC on July 30, 2015, and any amendment or report filed for the purpose of updating that description.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference.  The information contained on or accessible through our website (http://www.vtvtherapeutics.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning vTv Therapeutics at the following address:

vTv Therapeutics Inc.
Attn: Chief Financial Officer
3980 Premier Drive, Suite 310

High Point, NC 27265

Telephone: (336) 841-0300

You should rely only on the information contained or incorporated by reference in this prospectus, any free writing prospectus that we authorize and any pricing supplement.  Neither we nor the selling stockholder have authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any prospectus supplement or free writing prospectus that we authorize or any pricing supplement.  Neither we nor the selling stockholder have authorized anyone to provide you with different information.  We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.  The selling stockholder is not making an offer of the securities in any jurisdiction where the offer is not permitted.  You should not assume that the information in this prospectus, any prospectus supplement or free writing prospectus that we authorize and any pricing supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Shares

Class A Common Stock

________________________

P R O S P E C T U S

________________________

          , 2020

Until           , 2020 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth expenses payable by vTv Therapeutics in connection with the issuance and distribution of the securities being registered, excluding underwriting fees and expenses.  All the amounts shown are estimates except for the registration fee paid to the Securities and Exchange Commission.

SEC registration fee	$1,117
Legal fees and expenses	70,000	*
Accounting fees and expenses	15,000	*
Transfer agent fees and expenses	3,000	*
Miscellaneous	5,000	*
Total	$94,117

*  Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Registrant’s amended and restated certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this Registration Statement, we have issued the securities identified in the following table to MacAndrews & Forbes Group LLC pursuant to various letter agreements dated as of December 5, 2017, July 30, 2018, December 11, 2018, March 18, 2019, September 26, 2019 and December 23, 2019 (the “Letter Agreements”).  These securities were not registered under the Securities Act.

Certain terms of these Letter Agreements are set forth in the table below:

	December 5, 2017 Letter Agreement	July 30, 2018 Letter Agreement	December 11, 2018 Letter Agreement
Aggregate dollar value to be sold under agreement	$10.0 million	$10.0 million	$10.0 million
Specified purchase price per share	$4.38	$1.33	$1.84
Expiration date of letter agreement	December 5, 2018	July 30, 2019	December 11, 2019
Shares available to be issued under related warrants	198,267	518,654	340,534
Exercise price of related warrants	$5.04	$1.53	$2.12
Expiration date of related warrants	December 5, 2024	July 30, 2025	December 11, 2025
Total shares issued as of September 30, 2020	2,283,105	7,518,797	5,434,783
Remaining shares to be issued as of September 30, 2020	—	—	—

	March 18, 2019 Letter Agreement	September 26, 2019 Letter Agreement	December 23, 2019 Letter Agreement
Aggregate dollar value to be sold under agreement	$9.0 million	$10.0 million	$10.0 million
Specified purchase price per share	$1.65	$1.46	$1.60
Expiration date of letter agreement	March 18, 2020	September 26, 2020	December 23, 2020
Shares available to be issued under related warrants	—	400,990	365,472
Exercise price of related warrants	$—	$1.68	$1.84
Expiration date of related warrants		September 26, 2026	December 23, 2026
Total shares issued as of September 30, 2020	5,454,546	6,849,316	4,375,000
Remaining shares to be issued as of September 30, 2020	—	—	1,875,000

ITEM 16.  EXHIBITS

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

3.2	Amended and Restated By-laws (incorporated by reference from Exhibit 3.2 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

Exhibit Number	Description
4.1	Form of Warrant to Purchase Class A Common Stock (incorporated by reference from Exhibit 4.1 to the Company’s Form 10-K, filed February 24, 2017 (File No. 001-37524)).

4.2	Common Stock Purchase Warrant (incorporated by reference from Exhibit 4.2 to the Company’s Form 10-K, filed February 27, 2018 (File No. 001-37524)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1

Reimbursement of Fees and Expenses Letter Agreement, dated July 16, 2015, by and between vTv Therapeutics Inc. and MacAndrews & Forbes Group, LLC (incorporated by reference from Exhibit 10.6 to Amendment No. 5 to the Company’s Registration Statement on Form S-1, filed July 23, 2015 (File No. 333-204951)).

10.2

Reorganization Agreement, dated as of July 29, 2015, among vTv Therapeutics Inc., vTv Therapeutics LLC, vTvx Holdings I LLC, vTvx Holdings II LLC and vTv Therapeutics Holdings LLC (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.3

Amended and Restated Limited Liability Company Agreement of vTv Therapeutics LLC, dated July 29, 2015 (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.4

Investor Rights Agreement, dated as of July 29, 2015, among vTv Therapeutics Inc., vTv Therapeutics Holdings LLC and other stockholders party thereto from time to time (incorporated by reference from Exhibit 10.3 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.5

Exchange Agreement, dated as of July 29, 2015, among vTv Therapeutics LLC, vTv Therapeutics Inc. and vTv Therapeutics Holdings LLC (incorporated by reference from Exhibit 10.4 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.6

Tax Receivable Agreement, dated as of July 29, 2015, among vTv Therapeutics Inc. and the other persons named therein (incorporated by reference from Exhibit 10.5 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.7	Form of Indemnification Agreement (incorporated by reference from Exhibit 10.7 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, dated July 23, 2015 (File No. 333-204951)).

10.8†

Executive Chairman Agreement, dated as of July 16, 2015, by and between vTv Therapeutics Inc. and Jeff Kindler (incorporated by reference from Exhibit 10.13 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed July 20, 2015 (File No. 333-204951)).

10.9†

Employment Agreement, dated as of July 16, 2015, by and between vTv Therapeutics LLC and Stephen Holcombe, and for certain limited purposes specified therein, vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.14 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed July 20, 2015 (File No. 333-204951)).

10.10†

Employment Agreement, dated as of July 16, 2015, by and between vTv Therapeutics LLC and Rudy Howard, and for certain limited purposes specified therein, vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.15 to Amendment No. 4 to the Company’s Registration Statement on Form S-1, filed July 20, 2015 (File No. 333-204951)).

10.11†	vTv Therapeutics Inc. 2015 Omnibus Equity Incentive Plan (incorporated by reference from Exhibit 10.6 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.12†	vTv Therapeutics Inc. Form of Nonqualified Option Award Agreement (incorporated by reference from Exhibit 10.7 to the Company’s Form 8-K, filed August 4, 2015 (File No. 001-37524)).

10.13††

Agreement Concerning Glucokinase Activator Project, dated as of February 20, 2007, by and between Novo Nordisk A/S and TransTech Pharma, Inc. (incorporated by reference from Exhibit 10.8 to Amendment No. 1 to the Company’s Registration Statement on Form S-1, dated June 19, 2015 (File No. 333-204951)).

Exhibit Number	Description
10.14††

Venture Loan and Security Agreement dated as of October 28, 2016 by and among the Company, vTv Therapeutics LLC, Horizon Technology Finance Corporation and Silicon Valley Bank (incorporated by reference from Exhibit 4.1 to the Company’s Form 10-K, filed February 24, 2017 (File No. 001-37524)).

10.15

First Amendment of Venture Loan and Security Agreement and Consent, dated as of December 20, 2017, by and among the Company, vTv Therapeutics LLC, Horizon Credit II LLC and Silicon Valley Bank (incorporated by reference from Exhibit 10.17 to the Company’s Form 10-K, filed February 27, 2018 (File No. 001-37524)).

10.16††

License and Research Agreement, dated as of December 21, 2017, by and between Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd. And vTv Therapeutics LLC (incorporated by reference from Exhibit 10.19 to the Company’s Form 10-K, filed February 27, 2018 (File No. 001-37524)).

10.17††

License and Research Agreement, dated as of December 21, 2017, by and between Reneo Pharmaceuticals, Inc. and vTv Therapeutics LLC (incorporated by reference from Exhibit 10.20 to the Company’s Form 10-K, filed February 27, 2018 (File No. 001-37524)).

10.18††

License Agreement, dated as of May 31, 2018, by and between Newsoara Biopharma Co., Ltd. and vTv Therapeutics LLC (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q, filed August 3, 2018 (File No. 001-37524)).

10.19†

Employment Agreement, dated as of March 7, 2019, by and between vTv Therapeutics LLC and Stephen L. Holcombe, and for certain limited purposes specified therein, vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K, filed March 11, 2019 (File No. 001-37524)).

10.20†

Employment Agreement, dated as of March 7, 2019, by and between vTv Therapeutics LLC and Rudy C. Howard, and for certain limited purposes specified therein, vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K filed March 11, 2019 (File No. 001-37524)).

10.21

Form of Securities Purchase Agreement to Purchase Class A Common Stock, under the Company’s Form S-3 (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K, filed March 20, 2019 (File No. 001-37524)).

10.22

Letter Agreement, dated as of March 18, 2019, by and between MacAndrews & Forbes Group LLC and vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K, filed March 20, 2019 (File No. 001-37524)).

10.23

Letter Agreement, dated as of September 26, 2019, by and between MacAndrews & Forbes Group LLC and vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q, filed October 30, 2019 (File No. 001-37524)).

10.24

Form of Securities Purchase Agreement to Purchase Class A Common Stock, under the September 26, 2019 Letter Agreement, by and between MacAndrews & Forbes Group LLC and vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.2 to the Company’s Form 10-Q, filed October 30, 2019 (File No. 001-37524)).

10.25

Letter Agreement, dated as of December 23, 2019, by and between MacAndrews & Forbes Group LLC and vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.25 to the Company’s Form 10-K, filed on February 21, 2020 (File No. 001-37524)).

10.26

Form of Securities Purchase Agreement to Purchase Class A Common Stock, under the December 23, 2019 Letter Agreement, by and between MacAndrews & Forbes Group LLC and vTv Therapeutics Inc. (incorporated by reference from Exhibit 10.26 to the Company’s Form 10-K, filed on February 21, 2020 (File No. 001-37524)).

10.27

Controlled Equity OfferingSM Sales Agreement, dated as of April 24, 2020, by and between vTv Therapeutics Inc. and Cantor Fitzgerald & Co. (incorporated by reference from Exhibit 1.1 to the Company’s Form 8-K, filed on April 24, 2020 (File No. 001-37524)).

Exhibit Number	Description
10.28

Second Amendment of Venture Loan and Security Agreement and Consent, dated as of April 1, 2020, by and among the Company, vTv Therapeutics LLC, Horizon Funding Trust 2019-1 and Silicon Valley Bank (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q, filed on August 3, 2020 (File No. 001-37524)).

10.29

Third Amendment of Venture Loan and Security Agreement and Consent, dated as of July 29, 2020, by and among the Company, vTv Therapeutics LLC, Horizon Funding Trust 2019-1 and Silicon Valley Bank (incorporated by reference from Exhibit 10.1 to the Company’s Form 10-Q, filed on May 7, 2020 (File No. 001-37524)).

10.30

Purchase Agreement, dated November 24, 2020, by and between vTv Therapeutics Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K, filed on November 24, 2020 (File No. 001-37524)).

10.31

Registration Rights Agreement, dated November 24, 2020, by and between vTv Therapeutics Inc. and Lincoln Park Capital Fund, LLC (incorporated by reference from Exhibit 10.2 to the Company’s Form 8-K, filed on November 24, 2020 (File No. 001-37524)).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”).

†	Management contract or compensatory plan or arrangement
††	Confidential treatment received with respect to portions of this exhibit.
*	Filed herewith

ITEM 17.  UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the “Securities Act”);
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)

Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on November 24, 2020.

vTv Therapeutics Inc.

By:	/s/ Stephen L. Holcombe
Stephen L. Holcombe
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stephen L. Holcombe and Rudy C. Howard, or any of them his true and lawful agent, proxy and attorney in fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)) together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney in fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys in fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the following capacities on the dates indicated.

Signature	Title	Date
/s/ Stephen L. Holcombe	President and Chief Executive Officer (Principal Executive Officer)	November 24, 2020
Stephen L. Holcombe
/s/ Rudy C. Howard	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	November 24, 2020
Rudy C. Howard
/s/ John A. Fry	Director	November 24, 2020
John A. Fry
/s/ Jeffrey B. Kindler	Chairman of the Board and Director	November 24, 2020
Jeffrey B. Kindler

Signature	Title	Date
/s/ Hersh Kozlov	Director	November 24, 2020
Hersh Kozlov
/s/ Rich Nelson	Director	November 24, 2020
Rich Nelson
/s/ Noel J. Spiegel	Director	November 24, 2020
Noel J. Spiegel
/s/ Howard L. Weiner	Director	November 24, 2020
Howard L. Weiner